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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                         COMSHARE TO BE ACQUIRED BY GEAC
    ACQUISITION DELIVERS HIGH-VALUE FINANCIAL APPLICATIONS TO BROADEN GEAC'S
                     BUSINESS PERFORMANCE MANAGEMENT SUITE

ANN ARBOR MICH., JUNE 23, 2003 -- Comshare, Incorporated (NASDAQ: CSRE) announced that it has entered into a definitive merger agreement with Geac (TSX:
GAC), a global enterprise software company for business performance management based in Markham, Ontario. Under the terms of the definitive agreement, Comshare, Incorporated, a leading provider of corporate performance management software, will be acquired through a cash tender offer, followed by a cash merger. Comshare stockholders will receive US$4.60 in cash for each share of Comshare common stock held. With this acquisition, Geac broadens its suite of business performance management solutions by adding Comshare's MPC(TM) suite of planning, budgeting, forecasting, financial consolidation, and management reporting and analysis solutions.

         Comshare's Board of Directors has unanimously approved the transaction and recommends that its stockholders accept the proposed acquisition. The tender offer is expected to close by August 2003. Additional transaction terms are set out below.

         "This is an excellent opportunity which brings value to our shareholders, our customers and our partners," stated Dennis Ganster, Chief Executive Officer and Chairman of Comshare. "Comshare's solutions and experience are a perfect match with Geac's vision for business performance management. Geac has the resources to help accelerate the growth of our core business and a large customer base seeking our suite of solutions."

TRANSACTION TERMS

         The cash tender offer by Conductor Acquisition Corp., a wholly owned subsidiary of Geac, is expected to commence on or before July 3, 2003, and will be followed by a cash merger in which any outstanding shares not tendered will be acquired by Conductor Acquisition Corp. for US$4.60 per share. In connection with the closing of the tender offer all outstanding Comshare stock options become immediately exercisable by their terms. In the merger all outstanding stock options will be cancelled and holders of outstanding stock options will receive cash representing the difference between US$4.60 and the exercise price of their options, aggregating approximately US$2.2 million.

         The tender offer is expected to be consummated by August 2003, and, assuming at least 90% of Comshare's outstanding common stock is tendered, the merger will close immediately thereafter. The transaction is subject to the acquisition by Geac through the tender offer of ownership of at least a majority of Comshare's outstanding common stock, regulatory clearance, approval by Comshare's stockholders (if less than 90% of Comshare's outstanding shares are acquired by Geac in the tender offer) and other customary closing conditions. The holders of approximately 15% of Comshare's outstanding common stock, including Dennis Ganster, Chief Executive Officer of Comshare, Codec Systems Limited and Anthony Stafford, have agreed to support the transaction and to tender their shares to Geac. Bryant Park Capital acted as the exclusive financial advisor to Comshare on this transaction.


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BUSINESS PERFORMANCE MANAGEMENT

         Geac's approach to business performance management goes beyond mere financial analytics by linking a company's operational and financial processes with management, planning and control solutions. These solutions and services help automate, measure and improve its customers' businesses for better performance. Comshare products will be integrated into Geac's existing application offerings through the use of Geac's application integration framework, designed to speed integration and maximize interoperability between disparate applications. This represents an important step in Geac's ongoing efforts to build a complete suite of front office applications.

CONFERENCE CALL NOTICE

         Management from both Geac and Comshare will host a conference call today, Monday, June 23, 2003 at 9:00 AM EDT to discuss the transaction. Listeners can access the conference call at 416.405.9328 or 1.800.387.6216 or via webcast at http://www.investors.geac.com. A replay of the conference call will be available from June 23, 2003 at 10:00 AM to June 30, 2003 at 11:59 PM EDT. The replay can be accessed at 416.695.5800 or 1.800.408.3053. The pass code for the replay is 1441210.

ABOUT COMSHARE, INCORPORATED

         Comshare, Incorporated is a leading provider of software that helps companies implement and execute strategy. Comshare's application for corporate performance management encompasses planning, budgeting, forecasting, financial consolidation, management reporting, and analysis. In business for over 35 years, Comshare is one of the top independent software companies, with Fortune 500 and Financial Times Top 1000 customers around the world. Comshare is a Business Objects Partner, a Siebel Software Partner, and a Microsoft Gold Certified Partner for Business Intelligence and Software Products. For more information on Comshare call, 1.800.922.7979, send email to info@comshare.com, or visit Comshare's website at www.comshare.com.

         Comshare(R) is a registered trademark and Comshare MPC(TM) are trademarks of Comshare, Incorporated. All other trademarks are the property of their respective holders.

ABOUT GEAC

         Geac (TSX: GAC) is a global enterprise software company for business performance management, providing customers worldwide with the core financial and operational solutions and services to improve their business performance in real time. Further information is available at http://www.geac.com or through e-mail at info@geac.com.

         All Geac products and services referred to herein are the registered trademarks or trademarks of Geac Computer Corporation Limited or its subsidiaries. All other brand or product names are registered trademarks or trademarks of their respective holders.

ADDITIONAL INFORMATION

         This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Comshare. Geac has not commenced the tender offer for shares of Comshare. Upon commencement of the tender offer for shares of common stock of Comshare, which is expected to occur on or before July 3, 2003, Geac will file with the Securities and Exchange Commission a tender offer statement on Schedule TO, and the Company will thereafter file with the Commission a solicitation/recommendation statement on Schedule 14D-9. Comshare stockholders are advised to read Geac's tender offer statement and Comshare's solicitation/recommendation statement when they are available because they will contain important information about Geac, Comshare, the tender offer and the merger. Comshare stockholders may obtain free copies of these statements, when available,


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from the Commission's website at www.sec.gov, or by contacting Geac Investor
Relations at 905.475.0525 x3325 or Comshare Investor Relations at 734.994.4800 or email bjarzynski@comshare.com.

SAFE HARBOR STATEMENT

         Certain information in this press release contains "forward looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, including statements regarding the timing of the consummation of the tender offer and merger. Actual results could differ materially from those in the forward looking statements due to a number of uncertainties, including, but not limited, to the timing of completion of the regulatory review process; the possibility that approval of Comshare's stockholders may be required and, if required, may not be obtained or may be delayed; the possibility that other closing conditions in the merger agreement may not be satisfied; the risk that important customers, suppliers, business partners or key executives of Comshare might terminate their business relationships with Comshare due to the announcement of the proposed acquisition of Comshare by Geac; the demand for Comshare's products and services; the size, timing and recognition of revenue from significant orders; the impact that cost reductions may have on Comshare's revenues and operating results; increased competition and pricing pressures from competitors; Comshare's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by Comshare's competitors; the level of interest and success of Comshare's distributors in marketing and selling Comshare's products; changes in company strategy; product life cycles; the cost and continued availability of third party software and technology incorporated into Comshare's products; the impact of rapid technological advances, evolving industry standards and changes in customer requirements, including the impact on Comshare's revenues of Microsoft's OLAP database; the overall competition for key employees; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; economic conditions generally or in specific industry segments. In addition, Comshare includes a more detailed discussion of risk factors in its reports filed with the United States Securities and Exchange Commission, including the Annual Report on Form 10-K filed on September 30, 2002 and the quarterly report on Form 10-Q filed on May 15, 2003. Comshare disclaims any obligation to update its forward-looking statements to reflect any changes in expectations due to future events or circumstances.

CONTACT:
Brian Hartlen                             Jay Sherry
SVP, Marketing                            SVP, Marketing and Strategic Alliances
Comshare, Incorporated                    Geac
734.994.4800                              508.871.5060
bhartlen@comshare.com                     jay.sherry@geac.com